Exhibit 99.1

BiomX Accelerates Defense Technology Buildout with DFSL Acquisition

Acquisition expands BiomX’s defense portfolio with aligned capabilities designed to integrate across detection, analysis, and response, reinforcing its position in AI-enabled security systems

NETANYA, Israel, April 13, 2026 – BiomX Inc. (NYSE: PHGE) (“BiomX” or the “Company”) today announced that it has accelerated the exercise of its previously disclosed exclusive option and entered into a definitive agreement to acquire a controlling interest in DFSL, an Israeli defense engineering company that develops a proprietary LADAR (Laser Radar)–based detection systems in the perimeter security, critical infrastructure and counter-UAS markets.

This transaction marks the next step in BiomX’s expansion into the defense sector, adding a second, complementary capability to its portfolio. With DFSL’s deployed, high-precision LADAR technology, the company introduces real-time tracking of aerial and ground threats, complimenting its recently acquired Zorronet AI command-and-control platform. The technologies are designed to work in function as an integrated system, creating solutions that connect detection, analysis, and response. This strengthens BiomX’s ability to deliver reliable, AI-enabled security systems across defense, critical infrastructure, and first-response applications.

The transaction builds on the Company’s recent acquisition of Zorronet, BiomX’s AI-driven command-and-control platform that integrates data from cameras, drones, sensors, and other systems into a unified operational intelligence environment. Together with DFSL, these capabilities establish a more complete approach to real-time detection, validation, and response. This supports a functional chain from detection to learning, inference, and action.

False positives remain a persistent challenge in modern security systems, contributing to alarm fatigue and reduced operator effectiveness. DFSL’s LADAR platform - Dr. Yaacov Frucht, a former senior research leader at Rafael Advanced Defense Systems - addresses this challenge by combining laser-based sensing with a proprietary AI algorithm that processes data within the sensor itself. This enables real-time identification and tracking of targets while accurately distinguishing true threats from background activity, significantly reducing false alarms. With demonstrated accuracy of approximately 99% in real world applications, DFSL’s systems serve as a last line of detection in mission-critical security and defense operations.

Founded in 1995 by, DFSL builds on defense-originated laser radar technology adapted for civilian and homeland security use. Supported by government development programs including the Israel Innovation Authority and European security initiatives, the company’s systems have been proven in deployments across Israel and Africa, as well as in major transportation systems including the Los Angeles Metro.

DFSL’s technology is protected by a portfolio of patents covering both hardware design and signal processing methodologies.

“This transaction reflects how we are building the Company today, with leadership and engineering capabilities grounded in real defense experience,” said Michael Oster, CEO of BiomX. “DFSL brings proven technology, real-world deployments, and deep domain expertise, creating a strong foundation for building a diversified portfolio of defense, rescue and security capabilities. In line with growing global demand, we accelerated the exercise of the option in response to evolving defense and security requirements, where the need for real-time detection and validation continues to increase. We see significant potential to expand DFSL’s offerings and integrate its technology into the company’s portfolio.”

“We look forward to working closely with DFSL under the BiomX umbrella as part of a combined effort to advance next-generation detection and command-and-control capabilities,” said Idan Wasserman, CEO of Zorronet. “Zorronet’s AI-driven platform delivers real-time detection, verification, and decision support. Combined with DFSL’s LADAR detection systems, we will be able to create a more comprehensive and precise operational response. Together, we believe we will enable security and defense operators to act with greater speed, accuracy, and confidence across everything from single facilities to critical infrastructure and national borders.”

The transaction is subject to regulatory approval in Israel and shareholder approval as required by the NYSE American. Consideration includes a cash payment, an unsecured convertible note, and warrants exercisable at $12 per share, as well as a bonus payment tied to defined revenue thresholds. The structure is designed to align shareholder value with future growth and performance milestones.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the anticipated completion of the transaction, the expected benefits of the acquisition of DFSL, the Company’s expansion into defense, security, and first-response markets, and the integration of DFSL’s technologies with BiomX’s existing capabilities, including its Zorronet platform. Forward-looking statements are based on current expectations, estimates, and assumptions, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. These risks and uncertainties include, among others, the satisfaction of closing conditions, including regulatory and shareholder approvals, the ability to successfully integrate DFSL’s operations and technologies, the Company’s ability to execute its strategy in defense and security markets, and general market, economic, and industry conditions. BiomX undertakes no obligation to update any forward-looking statements, except as required by law.

Contact

Yair Ohayon
Investor Relations

Yairo@biomx.com